EXHIBIT 4.15

TERMINATION AGREEMENT FOR EQUITY TRANSFER

Party A: AFRICAN FOREST GROUP LIMITED

Party B: EAG INTERNATIONAL VANTAGE CAPITALS LIMITED

Regarding the Termination Agreement for Equity Transfer of XINTONG INTERNATIONAL TRADING LIMITED

Agreement No.: 2025-12-18

Date: December 18, 2025

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This Termination Agreement for Equity Transfer (the “Agreement”) is entered into on December 18, 2025 in Lishui, Zhejiang by and among:

Party A: AFRICAN FOREST GROUP LIMITED

Party B: EAG INTERNATIONAL VANTAGE CAPITALS LIMITED

Target Company (Party C): XINTONG INTERNATIONAL TRADING LIMITED

(Each of Party A and Party B is hereinafter referred to as a “Party”, and collectively as the “Parties”.)

WHEREAS:

XINTONG INTERNATIONAL TRADING LIMITED (the “Target Company”) is a company duly incorporated and validly existing under the laws of Hong Kong, with its registered address at 6/F, Manulife Place, 348 Kwun Tong Road, Kowloon, Hong Kong.

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Party A originally held 100% equity of the Target Company. On April 18, 2025, Party A transferred 85% equity of the Target Company to Party B pursuant to the Equity Transfer Agreement.

Due to conflicts between Party B’s development plan and that of Shandong Liansen Ecological Development Co., Ltd., Party B expects not to achieve the anticipated returns. After friendly consultation, the Parties agree to terminate the transaction. Party B shall return the equity to Party A, and Party A shall return the consideration paid.

NOW, THEREFORE, the Parties agree as follows:

1. Return of Equity

1.1. Party B agrees to return to Party A, in accordance with the provisions of this Agreement, the 85% equity interest in the Target Company held by Party B, together with all associated shareholder rights and obligations arising therefrom (including all shareholder rights and obligations in respect of the Target Company’s direct and indirect subsidiaries and their assets) (hereinafter referred to as the “Target Equity”). Party A agrees to accept the return of the equity interest in the Target Company in accordance with this Agreement.

1.2. Following the return of the equity in this transaction, the shareholding structure of the Target Company shall be as follows:

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2. Refund of Equity Transfer Consideration and Payment Arrangement

The total consideration for the return of the equity transfer is RMB 488,038,338 (in words: Renminbi Four Hundred Eighty-Eight Million Thirty-Eight Thousand Three Hundred Thirty-Eight Yuan Only). The payment shall be made as follows:

2.1 It was agreed in the original agreement that RMB 95,000,000 would be paid by Party B to Party A through issuance of convertible bonds by April 30, 2025. As of December 18, 2025, Party A has received RMB 69,075,985.11 from Party B in USDT equivalent payment. Upon effectiveness of this Agreement, Party A shall refund RMB 69,075,985.11 to Party B, and any unpaid portion shall no longer be required to be paid.

2.2 It was agreed in the original agreement that RMB 335,700,000 would be paid by Party B to Party A by April 25, 2025 through receivables from Party B’s affiliated companies. As of December 18, 2025, Party B has completed payment of RMB 335,700,000 via such receivables, and Party A has completed the collection of all related receivables. Accordingly, upon effectiveness of this Agreement, Party A shall refund RMB 335,700,000 to Party B.

2.3 It was agreed in the original agreement that the remaining balance would be settled in cash in installments by September 30, 2025. As of December 18, 2025, Party B has paid RMB 57,338,338 through receivables, and Party A has recovered RMB 5,000,000 from Anhui Huifeng Yonghui International Trading Co., Ltd. Accordingly, upon effectiveness of this Agreement, Party A agrees to refund the RMB 5,000,000 to Party B, and return the remaining receivables amounting to RMB 52,338,338 to Party B.

2.4 As of December 18, 2025, the total equity transfer consideration received by Party A from Party B amounts to RMB 409,775,985.11. The Parties agree that Party A shall refund such amount to Party B in installments, and Party A shall also pay Party B a one-time capital occupation fee of RMB 20,000,000, as follows:

2.4.1 On or before April 30, 2026, pay a one-time capital occupation fee of RMB 20,000,000;

2.4.2 On or before September 30, 2026, refund principal of RMB 50,000,000;

2.4.3 On or before March 31, 2027, refund principal of RMB 50,000,000;

2.4.4 On or before September 30, 2027, refund principal of RMB 50,000,000;

2.4.5 On or before March 31, 2028, refund the remaining outstanding balance in full.

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3. Delivery of Target Equity and Handover of the Target Company

3.1 Handover of the Target Company: The Parties agree that after execution of this Agreement, Party B shall ensure that the management team of the Target Company (including its direct and indirect subsidiaries) shall return to Party A the following documents and items:

A. The official seals of the Target Company (including its direct and indirect subsidiaries), including company seal, financial seal, legal representative seal, and corporate seal;

B. All financial records of the Target Company (including its direct and indirect subsidiaries), including accounting vouchers, accounting books, financial statements, bank account information, and all other financial documents;

C. Business licenses, basic account information, asset ownership certificates, and other similar documents of the Target Company (including its direct and indirect subsidiaries);

D. Any other important contracts, documents, drawings, technical materials, and other items that Party B considers necessary to be transferred.

4. Accounts Receivable and Accounts Payable

4.1 Liabilities and Contingent Liabilities:

With respect to the liabilities and/or contingent liabilities existing in the Target Company and its direct and indirect subsidiaries as of the Closing Date, Party A has fully disclosed such liabilities to Party B and undertakes to disclose any changes thereto (if any) within one (1) business day.

4.2 All liabilities shall be handled by Party A, and Party B and its affiliates shall bear no liability or compensation obligations.

5. Taxes

5.1 All taxes and fees arising from the equity transfer between Party A and Party B under this Agreement shall be borne by the respective Parties in accordance with applicable laws.

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6. Notices and Delivery

6.1 The contact addresses and details designated by each Party are set forth in the annex to this Agreement.

6.2 Any notice, request, instruction, or other document relating to this Agreement shall be delivered to the addresses set forth in the annex. If any Party changes its contact details, it shall notify the other Parties at least seven (7) business days in advance. If any Party fails to provide updated contact details, or provides incorrect details, or fails to timely notify changes, the sending Party shall not bear any responsibility for delay or failure of delivery.

7. Representations and Warranties of Party A

Party A undertakes to make payments of the refund amounts within the timelines stipulated in this Agreement.

8. Representations and Warranties of Party B

Party B shall cooperate with Party A to complete the relevant change registration procedures for the equity transfer within the timeframe stipulated in this Agreement.

9. Confidentiality

9.1 Party A and Party B shall keep strictly confidential the terms of this Agreement and any matters related hereto. Without prior written consent of the other Parties, no Party shall disclose any information relating to this Agreement to any third party other than those involved in this Agreement.

10. Effectiveness, Amendment and Supplement

10.1 This Agreement shall become effective upon execution by the Parties (signature and/or seal).

10.2 Any amendment to this Agreement shall be made in writing and agreed upon by all Parties.

10.3 Any matters not covered herein may be set out in a supplementary agreement executed in writing.

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11. Termination of Agreement

11.1 In the event that circumstances arise which make it impossible to achieve the purpose of this Agreement, any Party may unilaterally terminate this Agreement by giving written notice to the other Party within one (1) business day of its decision.

12. Liability for Breach

12.1 In the event of any breach of this Agreement, the breaching Party shall promptly take remedial measures and shall indemnify the non-breaching Party for any losses incurred as a result.

13. Dispute Resolution and Severability

13.1 Any disputes arising from the validity, performance, breach, or termination of this Agreement shall be resolved through friendly negotiation. If negotiation fails, any Party may submit the dispute to the courts or arbitration institutions in Hong Kong.

13.2 If any provision of this Agreement is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity of the remaining provisions, unless such invalid provision materially affects the fundamental intent of this Agreement.

14. Force Majeure

14.1 Force majeure refers to events such as war, riots, strikes, epidemics (including COVID-19), fire, flood, earthquake, storm, tidal wave, or other natural disasters, as well as any other unforeseeable, unavoidable, or insurmountable events beyond the control of both Parties.

14.2 Neither Party shall be liable for any failure or delay in performance due to force majeure. If force majeure continues for more than forty (40) days and prevents the achievement of the purpose of this Agreement, either Party may terminate this Agreement, and losses shall be borne by each Party respectively.

15. Miscellaneous

15.1 Headings in this Agreement are for convenience only and shall not affect interpretation.

15.2 The annexes to this Agreement form an integral part of this Agreement and shall have the same legal effect.

15.3 This Agreement is executed in six (6) originals, with Party A, Party B, and the Target Company holding two (2) copies each.

(No further text below this page. Execution page follows.)

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(This page is the execution page of the Equity Transfer Agreement)

This Agreement is executed by the following Parties on the date set forth on the first page of this Agreement:

Party A (Seal): AFRICAN FOREST GROUP LIMITED

Authorized Representative of Party A (Signature/Seal):

Party B (Seal): EAG INTERNATIONAL VANTAGE CAPITALS LIMITED

Authorized Representative of Party B (Signature/Seal):

Party C (Seal): XINTONG INTERNATIONAL TRADING LIMITED

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